Exhibit 7

ARRANGEMENT AGREEMENT

This Agreement is made and has effect on March 4, 2015

AMONG:
VIRTUALARMOR, LLC, a limited liability company formed under the  Colorado Limited Liability Company Act C.R.S. § 7-80-101 in the State of Colorado on May 4, 2001, under formation number 2011091662 with a head office at 10901  West Toller  Drive,  Suite  301,  Littleton, CO  80127,  USA, Attention: Todd Kannegieter, Email: todd.kannegieter@virtualarmor.com (“Target”)

AND:

VIRTUALARMOR INTERNATIONAL INC., a company to be incorporated under the laws of the State of Colorado with a head office at 10901 West Toller Drive, Suite 301, Littleton, CO 80127, USA, Attention: Todd Kannegieter, Email: todd.kannegieter@virtualarmor.com

(“Issuer”)

AND:

BLUEPRINT CORPORATE SERVICES LTD., a company incorporated under the Business Corporations Act (British Columbia) on September 17, 2014 under incorporation number BC1013876, with a head office at 2000 – 1177 West Hastings Street, Vancouver, BC V6E 2K3, Canada, Attention: Kyle Stevenson, Email: kyle@stevensonir.com

(“Pubco”)

AND:

VIRTUALARMOR CAPITAL INC., a company incorporated under the Business Corporations Act (British Columbia) on September 30, 2014 under incorporation number BC1015126 with a registered office at 1820 – 925 West Georgia Street, Vancouver, BC V6C 3L2, Canada, Attention: Sharmen Lee, Email: sharmen.lee@strategyst.ca (“Buyco”)
AND:

KYLE STEVENSON, a businessman of 2000 – 1177 West Hastings Street,
Vancouver, BC V6E 2K3, Canada, Email: kyle@stevensonir.com (the “Pubco Controlling Shareholder”)

WHEREAS:

A.	Issuer is or will be a wholly owned subsidiary of Pubco created solely for the purpose of giving effect to this Arrangement Agreement.

B.	Pubco is a reporting issuer in the jurisdictions of British Columbia and Alberta.

C.
The Parties have agreed to reorganize their businesses by way of a plan of arrangement to be carried out under the provisions of Part 9, Division 5 of the Business Corporations Act (British Columbia) on the terms of the Plan of Arrangement attached hereto as Schedule A.

NOW THEREFORE in consideration of the covenants and agreements herein contained and for other good and valuable consideration, the Parties hereby covenant and agree as follows:

ARTICLE 1.
DEFINITIONS, INTERPRETATION AND SCHEDULES

1.1.	Definitions

All capitalized terms in this Arrangement Agreement have the meaning ascribed to them by Section 1.1 of the Plan of Arrangement attached as Schedule A, unless otherwise defined  herein or otherwise as the context requires. In addition, words and phrases used herein and defined in the BCBCA shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2.	Interpretation Not Affected by Headings

The division of this Arrangement Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Arrangement Agreement. The terms “this Arrangement Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Arrangement Agreement and the schedules annexed hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto.

1.3.	Number, Gender and Persons

In this Arrangement Agreement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter, and the word person and all words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any Governmental Entity, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

1.4.	Date for any Action

If the date on which any action is required to be taken hereunder by any party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5.	Statutory References

Any reference in this Arrangement Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6.	Currency

All references to money in this Arrangement Agreement are expressed in the lawful currency of Canada.

1.7.	Entire Agreement

This Arrangement Agreement, together with the agreements and documents herein and therein referred to, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties with respect to the subject matter hereof.

1.8.	Invalidity of Provisions

Each of the provisions contained in this Arrangement Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the Parties waive any provision of Law which  renders any provision of this Arrangement Agreement or any part thereof invalid or unenforceable in any respect. The Parties shall engage in good faith negotiations to replace  any provision hereof or any part thereof which is declared invalid or unenforceable with a valid and enforceable provision or part thereof, the economic effect of which approximates as much as possible the invalid or unenforceable provision or part thereof which it replaces.

1.9.	Accounting Matters

Unless otherwise stated, all accounting terms used in this Arrangement Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent with IFRS.

1.10.	Schedules

The following schedule attached hereto is incorporated into and forms an integral part of this Arrangement Agreement:

Schedule A – Plan of Arrangement

ARTICLE 2.
THE ARRANGEMENT

2.1.	Implementation Steps

In order to implement the Arrangement, the following steps shall be taken by the Parties:

a.)	upon execution of this Arrangement Agreement, Buyco shall forthwith deliver to Pubco payment for the Deposit, which shall be a non-refundable deposit in partial payment of the Purchase Price;

b.)
Buyco covenants in favour of the other Parties that Buyco shall, subject to the terms of    this Arrangement Agreement, use commercially reasonable efforts to have the Buyco Shareholders approve the Arrangement either by (i) unanimous consent resolutions, or (ii) convening and holding the Buyco Meeting on a date to be determined by  the directors of Buyco, for the purpose of Buyco Shareholders considering and, if deemed advisable, approving the Arrangement and the transactions contemplated thereby by  way of the Buyco Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting and in the Buyco Information Statement), for which the requisite approval shall be 2/3 of the votes cast thereon by the Buyco Shareholders present in person or represented by proxy at the Buyco Meeting, with each holder of Buyco Shares being entitled to one vote for each one Buyco Share held;

c.)
Target covenants in favour of the other Parties that Target shall, subject to the terms of   this Arrangement Agreement, use commercially reasonable efforts to have the Target Securityholders approve the Arrangement by (i) unanimous consent resolutions, or (ii) convening and holding the Target Meeting on a date to be determined by the Target Managers, for the purpose of Target Securityholders considering and, if deemed advisable, approving the Arrangement and the transactions contemplated thereby by  way of the Target Arrangement Resolution, or otherwise as required pursuant to applicable Laws, and shall take any other necessary corporate action to permit the consummation of the Arrangement and other transactions contemplated hereby;

d.)
Pubco covenants in favour of the other Parties that Pubco shall work with the other    Parties to assist them in meeting the distribution obligations for listing on a Canadian securities exchange and that Pubco shall make such introductions to investors, on their behalf, as is necessary;

e.)	Buyco shall proceed with and diligently pursue the application to the Court for the Final Order; and

f.) upon issuance by the Court of the Final Order and subject to fulfillment or waiver of the conditions precedent in Article 5 hereof, the Arrangement shall be carried out substantially on the terms of the Plan of Arrangement, subject to such changes as may be mutually agreed to in writing by the Parties on the advice of their respective legal, tax, and financial advisors, and the Closing shall proceed in accordance with Sections 2.7 and 2.8 of this Agreement.

2.2.	Arrangement

The Plan of Arrangement shall, with such other matters as are necessary to give effect to the Arrangement, proceed as set out in Section 2.3 of Schedule A of the Plan of Arrangement attached as Schedule A at the Effective Time and in chronological order, without any further act or formality.

2.3.	Section 3(a)(10) Exemption

The Parties agree that, at the option of Buyco, the Arrangement may be carried out so that all Issuer Shares issued under the Arrangement by Issuer to Buyco Shareholders resident in the United States will be issued in reliance upon the exemption from the registration requirements of the U.S. Securities Act of 1933 (the “1933 Act”) provided by Section 3(a)(10) of the 1933 Act  (the “Section 3(a)(10) Exemption”). At the option of Buyco, to make the Section 3(a)(10) Exemption available to Buyco Shareholders, the Arrangement may be carried out on the following basis:

a.)	the Arrangement will be subject to the approval of the Court;

b.)	the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the Arrangement;

c.)	prior to approving the Arrangement the Court will first:

i.)	consider the fairness of the terms and conditions of the Arrangement to the Buyco Shareholders and the Target Securityholders who are subject to the Arrangement; and

ii.)	make a determination that the terms and conditions of the exchange of securities under the Arrangement are fair to the Buyco Shareholders and the Target Securityholders;

d.)	the Final Order will expressly state that the Arrangement is approved by the Court as being fair to the Buyco Shareholders and the Target Securityholders; and

e.)
Buyco will ensure that each Buyco Shareholder and each Target Securityholder entitled  to Issuer Securities pursuant to the Arrangement will be given adequate notice advising  it of its right to attend the hearing of the Court to give approval of the Arrangement and providing it with sufficient information necessary for it to exercise that right.

2.4.	Buyco Information Statement

As promptly as practicable after the execution and delivery of this Arrangement Agreement, Buyco shall prepare the Buyco Information Statement, together with any and all other documents required by the BCBCA or other applicable Laws in connection with the Arrangement. As promptly as practicable after the completion of the Buyco Information Statement, Buyco shall (1) deliver a copy of the Buyco Information Statement to the other Parties; and (2) cause the Buyco Information Statement and all other documentation required in connection with the Buyco Meeting to be sent to each Buyco Shareholder and to be filed if required by applicable Laws.

2.5.	Target Information Statement

As promptly as practicable after the execution and delivery of this Arrangement Agreement, Buyco shall prepare the Target Information Statement for approval of the Arrangement by the Target Securityholders and deliver the same to Target. As promptly as practicable after receipt of the Target Information Statement, Target shall cause the Target Information Statement and all other documentation required in connection with the Target Meeting to be sent to each Target Securityholder and to any other party whose consent is required for approval of the Arrangement in accordance with applicable Laws.

2.6.	Preparation of Filings

a.)
Each Party hereto shall cooperate in the taking of all such action as may be required    under the BCBCA and any other applicable Laws and the policies and requirements of the Canadian securities exchange in connection with the transactions contemplated by this Arrangement Agreement and the Plan of Arrangement.

b.)
Each Party hereto shall, on a timely basis, furnish to each other Party hereto all such information concerning it and its securityholders, if applicable, as may be required (and, in the case of its securityholders, available to it) to effect the actions described in this Article 2, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Arrangement Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in light of the circumstances in which it is furnished or to be used.

c.)
Each Party hereto shall promptly notify the other Parties if at any time before or after the Effective Time it becomes aware that the Buyco Information Statement or the Target Information Statement, as applicable, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Buyco Information Statement or the Target Information Statement, as applicable. In any such event, all Parties shall cooperate in the preparation of any supplement or amendment to the Buyco Information Statement or the Target Information Statement, as applicable that may be required, and shall cause the same to be distributed to the Buyco Shareholders and the Target Securityholders, respectively.

d.)
Buyco shall ensure that the Buyco Information Statement complies with all applicable    Laws and, without limiting the generality of the foregoing, shall ensure that the Buyco Information Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Pubco, Target, and Issuer) and shall ensure that the Buyco Information Statement provides the Buyco Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Buyco Meeting.

e.)
Target shall ensure that the Target Information Statement complies with all applicable   Laws and, without limiting the generality of the foregoing, shall ensure that the Target Information Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Pubco, Buyco,  and Issuer) and shall ensure that the Target Information Statement provides the Target Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Target Meeting.

2.7.	Closing

The Parties shall return signed documents to Suite 1820 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia V6C 3L2 by 4:00 p.m. (Vancouver time) on the Closing Date, or such other time and date as may be agreed upon, for the purposes of Closing and giving effect to the Arrangement. The Closing shall be carried out in accordance with the provisions of this Arrangement Agreement and the Plan of Arrangement. Upon Closing, the transactions comprising the Arrangement shall occur and shall be deemed to have occurred without any further act or formality in the order set out in the Plan of Arrangement. On Closing, each Party shall deliver:

a.)
all documents required to be delivered by it hereunder to complete the transactions contemplated hereby, provided that each such document required to be dated the Closing Date shall be dated as of, or become effective on, the Closing Date and shall be held in escrow to be released upon the occurrence of the Closing Date; and

b.)	written confirmation as to the satisfaction or waiver by it of the conditions in its favour set forth in Article 5.

2.8.	Purchase and Sale of Issuer

At Closing, Buyco shall pay the Balance of the Purchase Price, less the amount of the  previously paid Deposit to Pubco, on the understanding that the Purchase Price represents the full consideration for the acquisition by Buyco of Issuer, inclusive of independent legal fees incurred by Pubco in connection with the Arrangement and the other transactions contemplated by this Arrangement Agreement.

2.9.	Consultation

Each Party shall consult with the other Parties hereto in issuing any press release or otherwise making any public statement with respect to this Arrangement Agreement or the Arrangement and in making any filing with any Governmental Entity, Securities Authority or securites exchange with respect thereto. The Parties hereto shall use commercially reasonable efforts to enable the other to review and comment on all such press releases and filings prior to the release or filing, respectively, thereof.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES

3.1.	Representations and Warranties of Pubco and Issuer

Pubco and Issuer hereby represent and warrant to the other Parties and hereby acknowledge that the other Parties are each relying upon such representations and warranties in connection with entering into this Arrangement Agreement and agreeing to complete the Arrangement, as follows:

a.)
Organization.   Pubco has been incorporated, is validly subsisting and in good standing   with respect to all filings required under applicable Laws, and has full corporate or legal power and authority to own its assets and to conduct its business as currently owned  and conducted.

b.)
Capitalization. Each of Pubco and Issuer is, or will at Closing be, authorized to issue an unlimited number of Common Shares without par value. All outstanding Issuer Shares will be duly authorized and validly issued and outstanding as fully paid and non- assessable, free of pre-emptive rights at the time of Closing. Issuer has or will have no options, warrants or other rights, agreements or commitments of any character whatsoever convertible into, or exchangeable or exercisable for or otherwise requiring the issuance, sale or transfer by Issuer of any Issuer Shares or any  securities  convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire any Issuer Shares, other than pursuant to the Arrangement.

c.)
Authority.  Each of Pubco and Issuer has all necessary power, authority and capacity to  enter into this Arrangement Agreement and all other agreements and instruments to be executed by it as contemplated by this Arrangement Agreement, and to perform its respective obligations hereunder and under such other agreements and instruments.  The execution and delivery of this Arrangement Agreement by Pubco and Issuer and the completion of the transactions contemplated by this Arrangement Agreement have been authorized by the directors of Pubco and of Issuer, respectively and no other corporate proceedings on the part of Pubco or Issuer are necessary to authorize this Arrangement Agreement nor to complete the transactions contemplated hereby, unless otherwise directed by the Court in an order concerning the Arrangement.

d.)
Execution and Delivery. This Arrangement Agreement has been duly executed and  delivered by Pubco and Issuer and constitutes a legal and binding obligation, enforceable against Pubco and Issuer in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally and to general principles of equity. All documents required to be executed by Pubco and Issuer in connection with the transactions contemplated herein will be duly executed and delivered by Pubco and Issuer and, when so executed and delivered, will constitute legal, valid and binding obligations, enforceable against Pubco and Issuer in accordance with their terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity.

e.)	No Breach or Violation. The execution and delivery of this Arrangement Agreement and the consummation of the Arrangement do not and will not:

i.)	result in the breach of nor violate any term or provision of the constating documents of Pubco and Issuer;

ii.)
conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement or instrument to which Pubco or Issuer is a party or by which it is bound or to which any property of Pubco or Issuer is subject or result in the creation of any lien, charge or encumbrance upon any of the assets of Pubco or Issuer under any such agreement or instrument, or give to others any material interest or rights in the assets of Pubco or Issuer, including rights of purchase, termination, cancellation or acceleration, under any such agreement or instrument; or

iii.)	violate any provision or law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to Pubco or Issuer.

f.)
Reporting Status.  Pubco is or will be prior to  closing this Arrangement Agreement a  reporting issuer in the jurisdictions of British Columbia and Alberta, and the documents filed by Pubco on SEDAR were or will be, at their respective dates, true and correct in all material respects and did or will not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading.

g.)
No Cease Trade.   Neither Pubco nor Issuer is subject to any cease trade or other order  of any applicable securities exchange or Securities Authority and, to the knowledge of Pubco and Issuer, no investigation or other proceeding involving either Pubco or Issuer which may operate to prevent or restrict trading of any securities of Pubco or Issuer is currently in progress or pending before any applicable stock exchange or Securities Authority.

h.)
No Defaults. Pubco and Issuer are not in default under, and there exists no event,   condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, licence or franchise to which either of them is a party which would, if terminated due to such default, have a Material Adverse Effect on Pubco or Issuer.

i.)
Financial Statements. The audited interim balance sheets, statements of operations, statements of shareholders' equity, and statements of cash flows of Issuer to be delivered by Issuer prior to Closing will be prepared in accordance with IFRS, consistently applied, and will fairly present in all material respects the financial condition of Issuer at the date indicated and the results of operations of Issuer for the periods covered and reflect adequate provision for the liabilities of Issuer in accordance with IFRS.

j.)
Corporate Records. The minute books and corporate records of Issuer  have  been maintained substantially in accordance with all applicable Laws and are complete and accurate in all material respects, except where such incompleteness  or  inaccuracy would not have a Material Adverse Effect on Issuer. Financial books and records and accounts of Issuer in all material respects (i) have been maintained in accordance with good business practices, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Issuer, and (iii) accurately and fairly reflect the basis for the financial statements of Issuer. Issuer has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that, in all material respects: (a) transactions are executed in accordance with the general or specific authorization of the management of Issuer, and
(b) transactions are recorded as necessary (i) to permit the preparation of financial statements in conformity with IFRS or any criteria applicable to such financial statements, and (ii) to maintain accountability for assets and liabilities.

k.)
Guarantees. Issuer is not a party to or bound by or subject to any guarantee, agreement, contract or commitment providing for such guarantee, indemnification, assumption or endorsement or any like commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.

l.)
Legal Proceedings. There are no actions, suits, investigations or proceedings, whether private, governmental or otherwise, in progress, pending, or to the knowledge of Pubco or Issuer, threatened, against or affecting Pubco or Issuer, including actions, suits, investigations or proceedings against any directors, officers or employees of Pubco or Issuer that relate to the business, affairs, assets or operations of Pubco or Issuer, at law or in equity. There is no judgment, decree, injunction, ruling, order or award of any Governmental Authority outstanding against or affecting Pubco or Issuer. Pubco and Issuer are not aware of any grounds on which any such action, suit, investigation or proceeding might be commenced with any reasonable likelihood of success, and neither Pubco nor Issuer has any present plans or intentions for Pubco or Issuer to initiate any litigation, arbitration or other proceeding against any third party that would have a Material Adverse Effect on the Arrangement.

m.)
Expenses. Pubco shall cause Buyco to pay all of  the expenses of Issuer in advance of   the Closing Date, including incorporation fees, CUSIP fees, listing fees, transfer agent fees, and any required accounting fees.

n.)
Finder’s Fees.  Pubco and Issuer have not entered into any agreement that would entitle any person to any valid claim against Issuer for a broker's commission, finder's fee or any like payment in respect of the Arrangement or any other matter contemplated by this Arrangement Agreement.

o.)
Arrangement Shares.  Any securities to be issued by Pubco or Issuer to Buyco or any  Buyco Shareholders pursuant to the Arrangement will be issued as fully-paid and non- assessable, free of pre-emptive rights.

p.)	Bankruptcy. No dissolution, winding up, bankruptcy, liquidation or similar proceedings has been commenced or is pending or proposed in respect of Pubco nor Issuer; and

q.)
Disclosure.   As of the  date hereof, the representations and warranties of Pubco and   Issuer contained in this Arrangement Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Arrangement Agreement are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations not misleading to Buyco.

3.2.	Representations and Warranties of Buyco

Buyco hereby represents and warrants to each of the other Parties and hereby acknowledges that the other Parties are each relying upon such representations and warranties in connection with entering into this Arrangement Agreement and agreeing to complete the Arrangement, as follows:

a.)
Organization.   Buyco has been incorporated, is validly subsisting and in good standing   with respect to all filings required under applicable Laws, and has full corporate or legal power and authority to own its assets and to conduct its business as currently owned  and conducted;

b.)
Capitalization. Buyco is, or will at Closing be, authorized to issue an unlimited number of Common Shares without par value. All outstanding Buyco Shares will be  duly  authorized and validly issued and outstanding as fully paid and non-assessable, free of pre-emptive rights at the time of Closing. Buyco has or will have no options, warrants or other rights, agreements or commitments of any character whatsoever convertible into,  or exchangeable or exercisable for or otherwise requiring the issuance, sale or transfer by Buyco of any Buyco Shares or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire any Buyco Shares, other than pursuant to the Arrangement;

c.)
Authority. Buyco has all necessary power, authority and capacity to enter into this Arrangement Agreement and all other agreements and instruments to be executed by it as contemplated by this Arrangement Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Arrangement Agreement by Buyco and the completion of the transactions contemplated by this Arrangement Agreement have been authorized by the directors of Buyco and no other corporate proceedings on the part of Buyco are necessary to authorize this Arrangement Agreement nor to complete the transactions contemplated hereby, unless otherwise directed by the Court in an order concerning the Arrangement;

d.)
Execution and Delivery. This Arrangement Agreement has been duly executed and  delivered by Buyco and constitutes a legal and binding obligation, enforceable against Buyco in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally and to general principles of equity. All documents required to be executed by Buyco in connection with the transactions contemplated herein will be duly executed and delivered by Buyco and, when so executed and delivered, will constitute legal, valid and binding obligations, enforceable against Buyco in accordance with their terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity;

e.)	No Breach or Violation. The execution and delivery of this Arrangement Agreement and the consummation of the Arrangement do not and will not:

i.)	result in the breach of nor violate any term or provision of the constating documents of Buyco;

ii.)
conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement or instrument to which Buyco is a party or by which it is bound or to which any property of Buyco is subject or result in the creation of any lien, charge or encumbrance upon any of the assets of Buyco under any such agreement or instrument, or give to others any material interest or rights in the assets of Buyco, including rights of purchase, termination, cancellation or acceleration, under any such agreement or instrument; or

iii.)	violate any provision or law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to Buyco;

f.)
No Cease Trade. Buyco is not subject  to  any  cease  trade  or  other  order  of  any applicable securities exchange or Securities Authority and, to the knowledge of Buyco, no investigation or other proceeding involving Buyco which may operate to prevent or restrict trading of any securities of Buyco is currently in progress or pending before any applicable securities exchange or Securities Authority;

g.)
No Defaults. Buyco is not in default under, and there exists no event, condition  or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, licence or franchise to which it is a party which would, if terminated due to such default, have a Material Adverse Effect on Buyco;

h.)
Financial Statements. The audited interim balance sheets, statements of operations, statements of shareholders' equity, and statements of cash flows of Buyco to be delivered by Buyco to the other Parties prior to Closing will be prepared in accordance with IFRS, consistently applied, and will fairly present in all material respects the  financial condition of Buyco at the date indicated and the results of operations of Buyco for the periods covered and reflect adequate provision for the liabilities of Buyco in accordance with IFRS;

i.)
Corporate Records. The minute books and corporate records of Buyco  have  been maintained substantially in accordance with all applicable Laws and are complete and accurate in all material respects, except where such incompleteness  or  inaccuracy would not have a Material Adverse Effect on Buyco. Financial books and records and accounts of Buyco in all material respects (i) have been maintained in accordance with good business practices, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Buyco, and (iii) accurately and fairly reflect the basis for the financial statements of Buyco has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that, in all material respects: (a) transactions are executed in accordance with   the   general   or   specific   authorization   of   the   management   of   Buyco,  and (b) transactions are recorded as necessary (i) to permit the preparation of financial statements in conformity with IFRS or any criteria applicable to such financial statements, and (ii) to maintain accountability for assets and liabilities;

j.)
Guarantees. Buyco is not a party to or bound by or subject to any guarantee, agreement, contract or commitment providing for such guarantee, indemnification, assumption or endorsement or any like commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person;

k.)
Legal Proceedings. There are no actions, suits, investigations or proceedings, whether private, governmental or otherwise, in progress, pending, or to the knowledge of Buyco, threatened, against or affecting Buyco, including actions, suits, investigations or proceedings against any directors, officers or employees of Buyco that relate to the business, affairs, assets or operations of Buyco, at law or in equity. There is no judgment,  decree,  injunction,  ruling,  order  or  award  of  any  Governmental Authority outstanding against or affecting Buyco is not aware of any grounds on which any such action, suit, investigation or proceeding might be commenced with any reasonable likelihood of success, and Buyco does not have any present plans or intentions to initiate any litigation, arbitration or other proceeding against any third party that would have a Material Adverse Effect on the Arrangement;

l.)
Finder’s Fees.  Buyco has not entered into any agreement that would entitle any person  to any valid claim against Buyco for a broker's commission, finder's fee or any like payment in respect of the Arrangement or any other matter contemplated by this Arrangement Agreement;

m.) Arrangement Shares. Any securities to be issued by Buyco to Issuer or any Issuer Shareholders pursuant to the Arrangement will be issued as fully-paid and non- assessable, free of pre-emptive rights;

n.)	Bankruptcy. No dissolution, winding up, bankruptcy, liquidation or similar proceedings has been commenced or is pending or proposed in respect of Buyco;

o.)
Disclosure. As of the date hereof,  the  representations  and  warranties  of  Buyco  contained in this Arrangement Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Arrangement Agreement are true and correct in all material respects and do not contain any untrue statement of a material fact nor omit to state a material fact necessary to make the statements contained in such representations not misleading; and

p.)	Expenses. Buyco will advance funds to the accountant and auditor in order to pay for the audit of Target prior to Closing.

3.3.	Survival of Representations and Warranties

The representations and warranties contained in this Arrangement Agreement shall survive the Closing Date for a period of six months. Any investigation by a Party and its advisors shall not mitigate, diminish or affect the representations and warranties of the other Party contained in this Arrangement Agreement.

3.4.	Representations and Warranties of Target

Target hereby represents and warrants to each of the other Parties and hereby acknowledges that the other Parties are each relying upon such representations and warranties in connection with entering into this Arrangement Agreement and agreeing to complete the Arrangement, as follows:

a.)
Organization. Target has been formed, is validly subsisting and in good standing with  respect to all filings required under applicable Laws, and has full corporate or legal power and authority to own its assets and to conduct its business as currently owned  and conducted;

b.)
Capitalization.   Target is, or will at Closing be, authorized to issue an unlimited number  of Target Units without par value. All outstanding Target Units will be duly authorized  and validly issued and outstanding as fully paid and non-assessable, free of pre-emptive rights at the time of Closing. All outstanding Target Warrants will be net issue elected by the Target Warrantholders or will be terminated prior to Closing. Other than as  previously disclosed to the other Parties, Target has or will have no options, warrants or other rights, agreements or commitments of any character whatsoever convertible into,  or exchangeable or exercisable for or otherwise requiring the issuance, sale or transfer by Target of any Target Units or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire any Target Units, other than pursuant to the Arrangement;

c.)
Authority. Target has all necessary power, authority and capacity to enter into this Arrangement Agreement and all other agreements and instruments to be executed by it as contemplated by this Arrangement Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Arrangement Agreement by Target and the completion of  the  transactions contemplated by this Arrangement Agreement have been authorized by the Target Managers and no other corporate proceedings on the part of Target are necessary to authorize this Arrangement Agreement nor to complete the transactions contemplated hereby, unless otherwise directed by the Court in an order concerning the Arrangement;

d.)
Execution and Delivery. This Arrangement Agreement has been duly executed and  delivered by Target and constitutes a legal and binding obligation, enforceable against Target in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally and to general principles of equity. All documents required to be executed by Target in connection with the transactions contemplated herein will be duly executed and delivered by Target and, when so executed and delivered, will constitute legal, valid and binding obligations, enforceable against Target in accordance with their terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity;

e.)	No Breach or Violation. The execution and delivery of this Arrangement Agreement and the consummation of the Arrangement do not and will not:

i.)	result in the breach of nor violate any term or provision of the constating documents of Target;

ii.)
conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement or instrument to which Target is a party or by which it is bound or to which any property of Target is subject or result in the creation of any lien, charge or encumbrance upon any of the assets of Target under any such agreement or instrument, or give to others any  material interest or rights in the assets of  Target, including rights of purchase, termination, cancellation or acceleration, under any such agreement or instrument; or

iii.)	violate any provision or law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to Target;

f.)
No Cease Trade. Target is  not subject to any  cease trade  or  other  order  of  any  applicable securities exchange or Securities Authority and, to the knowledge of Target, no investigation or other proceeding involving Target which may operate to prevent or restrict trading of any securities of Target is currently in progress or pending before any applicable securities exchange or Securities Authority;

g.)
No Defaults. Target is not in default under, and there exists no event, condition or  occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, licence or franchise to which it is a party which would, if terminated due to such default, have a Material Adverse Effect on Target;

h.)
Financial Statements. The audited interim balance sheets, statements of operations, statements of shareholders' equity, and statements of cash flows of Target to be delivered by Target to the other Parties prior to Closing will be prepared in accordance with IFRS, consistently applied, and will fairly present in all material respects the  financial condition of Target at the date indicated and the results of operations of Target for the periods covered and reflect adequate provision for the liabilities of Target in accordance with IFRS;

i.)
Corporate Records. The minute books and corporate records of Target have  been maintained substantially in accordance with all applicable Laws and are complete and accurate in all material respects, including the Target Operating Agreement, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on Target.  The financial books and records and accounts of Target in all material  respects: (i) have been maintained in accordance with good business practices, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Target, and (iii) accurately and fairly reflect the basis for the financial statements of Target has devised and maintains a system of  internal  accounting controls sufficient to provide reasonable assurances that, in all material respects: (a) transactions are executed in accordance with the general or specific authorization of the management of Target, and (b) transactions are recorded as necessary (I) to permit the preparation of financial statements in conformity with IFRS or any criteria applicable to such financial statements, and (II) to maintain accountability for assets and liabilities;

j.)
Guarantees. Target is not a party to  or  bound  by  or  subject  to  any  guarantee,  agreement, contract or commitment providing for such guarantee, indemnification, assumption or endorsement or any like commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person;

k.)
Permitted Liens.  Other than the operating line of credit (the “LOC”) granted by Guaranty Bank and Trust Company (“Guaranty Bank”) to Target, to be secured by a renewed promissory note on or before Closing of the Arrangement, the outstanding balance of which LOC will be confirmed in a written statement from Guaranty Bank to be delivered by Target to the other Parties on the Closing Date, Target owns and possesses and has good and marketable title to and possession of all of the assets of Target free and clear of all actual or threatened liens, charges, options, encumbrances, voting agreements, voting trusts, demands, limitations and restrictions of any nature whatsoever;

l.)
Legal Proceedings. There are no actions, suits, investigations or proceedings, whether private, governmental or otherwise, in progress, pending, or to the knowledge of Target, threatened, against or affecting Target, including actions, suits, investigations or proceedings against any Managers, officers or employees of Target that relate to the business,  affairs,  assets  or  operations of  Target,  at  law  or  in  equity.  There  is no judgment, decree, injunction, ruling, order or award of any Governmental Authority outstanding against or affecting Target is not aware of any grounds on which any such action, suit, investigation or proceeding might be commenced with any reasonable likelihood of success, and Target does not have any present plans or intentions to  initiate any litigation, arbitration or other proceeding against any third party that would have a Material Adverse Effect on the Arrangement;

m.)
Finder’s Fees.  Target has not entered into any agreement that would entitle any person to any valid claim against Target for a broker's commission, finder's fee or any like payment in respect of the Arrangement or any other matter contemplated by this Arrangement Agreement;

n.)	Expenses. Target will not incur more than $3,000 in legal fees in connection with the transactions contemplated by this Arrangement Agreement;

o.)
Arrangement Securities. Any securities to be issued by Target to Issuer or any Issuer Shareholders pursuant to the Arrangement will be issued as fully-paid and non- assessable, free of pre-emptive rights;

p.)	Bankruptcy. No dissolution, winding up, bankruptcy, liquidation or similar proceeding has been commenced or is pending or proposed in respect of Target; and

q.)
Disclosure. As of the date hereof,  the  representations  and  warranties  of  Target  contained in this Arrangement Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Arrangement Agreement are true and correct in all material respects and do not contain any untrue statement of a material fact nor omit to state a material fact necessary to make the statements contained in such representations not misleading.

3.5.	Survival of Representations and Warranties

The representations and warranties contained in this Arrangement Agreement shall survive the Closing Date for a period of six months. Any investigation by a Party and its advisors shall not mitigate, diminish or affect the representations and warranties of the other Party contained in this Arrangement Agreement.

ARTICLE 4.
COVENANTS
4.1.	Covenants of Pubco and Issuer

Pubco and Issuer hereby covenant and agree with the other Parties as follows:

a.)
Copies of Documents.  Except for proxies and other non-substantive communications,  Pubco and Issuer shall furnish promptly to Buyco and Target a copy of each notice, report, schedule, or other document or communication delivered, filed, or received by Pubco or Issuer in connection with this Arrangement Agreement, the Arrangement, or any meeting of Pubco Shareholders in respect of the Arrangement, any filings made under any applicable Law and any dealings or communications with any Governmental Entity, Securities Authority or securities exchange in connection with, or in any way affecting, the transactions contemplated by this Arrangement Agreement;

b.)
Closing Documents. Pubco and Issuer shall  execute  and  deliver,  or  cause  to  be executed and delivered, at the Closing of the transactions contemplated hereby such customary agreements, certificates, resolutions, opinions or other closing documents as may be required by the other Parties, all in form satisfactory to such other Parties, acting reasonably;

c.)
Usual Business. Other than in contemplation of or as required to give effect to the transactions contemplated by this Arrangement Agreement, Pubco shall conduct the business of Issuer only in, and not take any action except in, the ordinary course of business and consistent with past practice. Pubco will use its best efforts to preserve the current capital and assets of Issuer and Issuer shall immediately prior to the Effective Time have no material liabilities accrued, other than as provided in this Arrangement Agreement or as may otherwise be pre-approved by Buyco and Target;

d.)
Satisfaction of Conditions.  Pubco  and  Issuer shall  use all  commercially  reasonable  efforts to satisfy, or cause to be satisfied, all conditions precedent to its obligations hereunder to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Arrangement Agreement;

e.)
Cooperation.  Pubco and Issuer shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws;

f.)
Due  Diligence.  Pubco and  Issuer shall continue  to  make  available  and  cause  to be made available to Buyco and Target and their respective agents and advisors all documents, agreements, corporate records and minute books as may be necessary to enable Buyco and Target to effect a thorough examination of Pubco and Issuer and the business and financial status thereof and shall cooperate with each of Buyco and Target in securing access for Buyco and Target, respectively, to any documents, agreements, corporate records or minute books not in the possession or under the control of Pubco or Issuer;

g.)
Further Actions.   In a timely and expeditious manner, Pubco and Issuer shall take all    such actions as may be required under the BCBCA in connection with the transactions contemplated by this Arrangement Agreement and the Plan of Arrangement, including obtaining all necessary waivers, consents and approvals required to be taken by it to fulfill their obligations under this Arrangement Agreement and to carry out the Arrangement and other transactions contemplated hereby; and

h.)
Restricted Stock. All shareholders to whom Issuer Distribution Shares are issued on   Closing of the Arrangement shall be subject to stock restrictions on the terms set out in the Plan of Arrangement and such other restrictions as may be required for Issuer to list on a Canadian securities exchange, and that such shares shall bear any applicable restrictive legend, provided that such stock restrictions shall terminate at any time at the discretion of the Issuer by publicly announcing its intention to remove such stock restrictions, provided that the removal of such stock restrictions is completed pro rata among the shares subject to such stock restrictions.

4.2.	Covenants of Buyco

Buyco hereby covenants and agrees with the other Parties as follows:

a.)
Copies of Documents.  Except for proxies and other non-substantive communications,  Buyco shall furnish promptly to Pubco, Issuer, and Target a copy of each notice, report, schedule or other document or communication delivered, filed or received by Buyco in connection with this Arrangement Agreement, the Arrangement, the Final Order, the Buyco Meeting or any other meeting at which Buyco Shareholders are entitled to attend, including the Buyco Information Statement and any notice of meeting, any filings made under any applicable Laws and any dealings or communications with any Governmental Entity, Securities Authority, a Canadian securities exchange or any other securities exchange in connection with, or in any way affecting, the transactions contemplated by this Arrangement Agreement;

b.)
Final Order. Prior to the Effective Time, Buyco shall file, proceed with and diligently prosecute an application for the Final Order, which application shall be in a form and substance satisfactory to the Parties, acting reasonably;

c.)
Buyco Information Statement and Meeting.   In accordance with Sections 2.1.b.) and 2.4 of this Agreement, Buyco shall forthwith prepare the Buyco Information Statement, and use commercially reasonable efforts to obtain approval from the Buyco Shareholders for the Buyco Arrangement Resolution by way of either unanimous written consent resolutions or by calling the Buyco Meeting to obtain such approval;

d.)
Closing Documents. Buyco shall execute and deliver, or cause to be executed and  delivered, at the Closing of the transactions contemplated hereby such customary agreements, certificates, resolutions, opinions and other closing documents as may be required by the other Party, all in a form satisfactory to the other Party, acting reasonably;

e.)
Usual Business. Other than in contemplation of or as required to give effect to the transactions contemplated by this Arrangement Agreement, Buyco shall conduct business only in, and not take any action except in, the ordinary course of its business and consistent with past practice;

f.)
Satisfaction  of  Conditions.  Buyco  shall  use  all  commercially  reasonable  efforts  to satisfy, or cause to be satisfied, all conditions precedent to its obligations hereunder to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Arrangement Agreement;

g.)
Cooperation. Buyco shall make, or cooperate as necessary  in  the  making  of,  all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws;

h.)
Due Diligence.  Buyco shall continue to make available and cause to be made available  to Pubco, Issuer, and their respective agents and advisors all documents, agreements, corporate records, and minute books as may be necessary to enable Pubco and Issuer to effect a thorough examination of Buyco and the business and financial status thereof and shall cooperate with Pubco and Issuer in securing access for Pubco and Issuer to any documents, agreements, corporate records or minute books not in the possession or under the control of Buyco; and

i.)
Further Actions. In a timely and expeditious manner, Buyco shall take all such actions as may be required under the BCBCA in connection with the transactions contemplated by this Arrangement Agreement and the Plan of Arrangement, including obtaining all necessary waivers, consents and approvals required to be taken by it to fulfill its obligations under this Arrangement Agreement and to carry out the Arrangement and other transactions contemplated hereby.

4.3.	Covenants of Target

Target hereby covenants and agrees with the other Parties as follows:

a.)
Copies of Documents.  Except for proxies and other non-substantive communications,  Target shall furnish promptly to the other Parties a copy of each notice, report, schedule or other document or communication delivered, filed or received by Target in connection with this Arrangement Agreement, the Arrangement, any meeting at which Target Securityholders are entitled to attend, and any notice of meeting, any filings made under any applicable Laws and any dealings or communications with any Governmental Entity, Securities Authority, or any securities exchange in connection with, or in any way affecting, the transactions contemplated by this Arrangement Agreement;

b.)
Target Information Statement and Meeting.   In accordance with Sections 2.1.c.) and 2.5 of this Agreement, Target shall use commercially reasonable efforts to obtain approval from the Target Securityholders for the Target Arrangement Resolution by way of either unanimous written consent resolutions or by calling the Target Meeting to obtain such approval;

c.)
Closing Documents. Target shall execute and deliver, or cause to be executed and  delivered, at the Closing of the transactions contemplated hereby such customary agreements, certificates, resolutions, opinions and other closing documents as may be required by the other Party, all in a form satisfactory to the other Party, acting reasonably;

d.)
Usual Business. Other than in contemplation of or as required to give effect to the transactions contemplated by this Arrangement Agreement, Target shall conduct business only in, and not take any action except in, the ordinary course of its business and consistent with past practice;

e.)
Satisfaction of  Conditions.  Target  shall  use  all  commercially  reasonable  efforts  to satisfy, or cause to be satisfied, all conditions precedent to its obligations hereunder to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Arrangement Agreement;

f.)
Cooperation. Target shall make, or cooperate as  necessary  in  the  making  of,  all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws;

g.)
Due Diligence.  Target shall continue to make available and cause to be made available to the other Parties and their respective agents and advisors all documents, agreements, corporate records, and minute books as may be necessary to enable the other Parties to effect a thorough examination of Target and the business and financial status thereof and shall cooperate with the other Parties in securing access for the other Parties to any documents, agreements, corporate records or minute books not in the possession or under the control of Target; and

h.)
Further Actions.   In a timely and expeditious manner, Target shall take all such actions   as may be required under the Colorado Limited Liability Company Act and any other applicable Laws in connection with the transactions contemplated by this Arrangement Agreement and the Plan of Arrangement, including obtaining all necessary waivers, consents and approvals required to be taken by it to fulfill its obligations under this Arrangement Agreement and to carry out the Arrangement and other transactions contemplated hereby.

ARTICLE 5.
CONDITIONS
5.1.	Mutual Conditions

The respective obligations of the Parties to complete the transactions contemplated herein are subject to the fulfillment of the following conditions at or before the Effective Time or such other time as is specified below:

a.)
the Court shall have granted the Final Order, in form and substance satisfactory to the Parties acting reasonably, and in the Final Order shall have found that the Arrangement is fair and reasonable to the Buyco Shareholders and the Target Securityholders in accordance with Section 2.3 of the Plan of Arrangement, and the Final Order shall not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

b.)
the Arrangement, with or without amendment, shall have been approved by the Buyco Shareholders and the Target Securityholders in accordance with subsections 2.1.b.) and 2.1.c.), respectively, of this Agreement, the provisions of the BCBCA and other  applicable Laws, and the requirements of any applicable Securities Authority; and

c.)	this Arrangement Agreement shall not have been terminated pursuant to Section 6.4 hereof.

The foregoing conditions are for the mutual benefit of the Parties hereto and may be waived, in whole or in part, by a Party in writing at any time, insofar as the condition being waived is in favor of such Party. If any such conditions are not complied with or waived as aforesaid on or before the date required for the performance thereof, then any Party hereto may terminate this Arrangement Agreement by written notice to the other Parties in circumstances where the  failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Arrangement Agreement by such rescinding Party.

5.2.	Pubco and Issuer Conditions

The obligations of Pubco and Issuer to complete the transactions contemplated herein are subject to the fulfillment of the following additional conditions at or before the Effective Time or such other time as is specified below:

a.)	each of the other Parties shall have complied in all material respects with its covenants and conditions herein;

b.)
the directors of Buyco and the Target Managers shall have adopted  all  necessary resolutions and all other necessary corporate action shall have been taken by each of them to permit the consummation of the Arrangement and other transactions contemplated hereby;

c.)	all necessary consents and approvals by third parties shall have been obtained to permit the consummation of the Arrangement;

d.)
Pubco and Issuer shall be satisfied in their sole and absolute discretion that the results   of their tax, financial and legal due diligence investigation of the other Parties have not revealed any adverse material fact regarding the other Parties nor their assets;

e.)
there shall be no material actions, suits or proceedings,  outstanding,  pending  or  threatened against the other Parties at law or in equity or before or by any federal, provincial, municipal or other government department, commission, bureau, agency or instrumentality;

f.)	the representations and warranties of each of the other Parties shall be true in all material respects at the Effective Time; and

g.)
no Material Adverse Effect shall have taken place with respect to the assets, proprietary technology, liabilities, business, operations or financial condition (contingent or otherwise) of any of the other Parties from the date of entry into this Arrangement Agreement until the Effective Time.

The foregoing conditions are for the benefit of Pubco and Issuer and may be waived, in whole or in part, by Pubco and Issuer in writing at any time. If any of such conditions shall not be  complied with or waived by Pubco or Issuer on or before the date required for the performance thereof, then Pubco and Issuer may terminate this Arrangement Agreement by delivering written notice to the other Parties in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Arrangement Agreement by Pubco or Issuer.

5.3.	Buyco Conditions

The obligations of Buyco to complete the transactions contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Time or such other time as is specified below:

a)
Issuer shall not have incurred any further liabilities or made any payments thereon, other than liabilities and payments in connection with the transactions contemplated herein in respect of regulatory maintenance and filing fees, transfer agent fees, accounting or auditing fees, legal fees and reasonable expenses;

b)	Issuer shall not have issued any securities, other than as contemplated herein or otherwise agreed to by the Parties, without the prior written consent of Buyco;

c)	all Parties shall have complied in all material respects with their covenants herein;

d)
the directors of Pubco and Issuer and the Target Managers shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Pubco, Issuer, and Target to permit the consummation of the Arrangement and the other transactions contemplated hereby;

e)	all necessary consents and approvals shall have been obtained to permit the consummation of the Arrangement;

f)
Buyco shall be satisfied in its sole and absolute discretion that the results of its tax, financial and legal due diligence investigation of Pubco, Issuer, and Target have not revealed any adverse material fact regarding any of Pubco, Issuer, nor Target or the assets thereof;

g)
there shall be no material actions, suits or proceedings, outstanding, pending or threatened against any of Pubco, Issuer, nor Target at law or in equity or before or by any federal, provincial, municipal or other Governmental Entity, government department, commission, bureau, agency or instrumentality;

h)	the representations and warranties of Pubco, Issuer, and Target shall be true in all material respects at the Effective Time;

j)
no material adverse change shall have occurred in the assets, proprietary technology, liabilities, business, operations or financial condition (contingent or otherwise) of any of Pubco, Issuer, and Target from the date of entry into this Arrangement Agreement until the Effective Time; and

k)
Pubco shall have a minimum of 150 shareholders with a board lot of at least 500 Common Shares each so that, upon completion of the Arrangement, Issuer will have the required number of shareholders with minimum board lots to qualify for listing on a Canadian securities exchange.

The foregoing conditions are for the benefit of Buyco and may be waived, in whole or in part, by Buyco in writing at any time. If any of such conditions shall not be complied with or waived by Buyco on or before the date required for the performance thereof, then Buyco may terminate this Arrangement Agreement by delivering notice in writing to Pubco and Issuer in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Arrangement Agreement by Buyco.

5.4.	Target Conditions

The obligations of Target to complete the transactions contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Time or such other time as is specified below:

a.)
Issuer shall not have incurred any further liabilities or made any payments thereon, other than liabilities and payments in connection with the transactions contemplated herein in respect of regulatory maintenance and filing fees, transfer agent fees, accounting or auditing fees, legal fees and reasonable expenses;

b.)	all Parties shall have complied in all material respects with their covenants herein;

c.)
the directors of Pubco,  Issuer, and Buyco shall  have adopted all necessary resolutions  and all other necessary corporate action shall have been taken by Pubco, Issuer, and Buyco to permit the consummation of the Arrangement and the other transactions contemplated hereby;

d.)	all necessary consents and approvals shall have been obtained to permit the consummation of the Arrangement;

e.)
there shall be no material actions, suits or proceedings,  outstanding,  pending  or  threatened against Pubco, Issuer, nor Buyco at law or in equity or before or by any federal, provincial, municipal or other government department, commission, bureau, agency or instrumentality;

f.)	the representations and warranties of Pubco, Issuer, and Buyco shall be true in all material respects at the Effective Time; and

g.)
no material adverse change shall have occurred in the assets, proprietary technology, liabilities, business, operations or financial condition (contingent or otherwise) of Pubco, Issuer, nor Buyco from the date of entry into this Arrangement Agreement until the Effective Time.

The foregoing conditions are for the benefit of Target and may be waived, in whole or in part, by Target in writing at any time. If any of such conditions shall not be complied with or waived by Target on or before the date required for the performance thereof, then Target may terminate this Arrangement Agreement by delivering notice in writing to Pubco and Issuer in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Arrangement Agreement by Target.

ARTICLE 6.
GENERAL
6.1.	Notice and Cure Provisions

Each Party hereto shall give prompt notice to the other Parties hereto of the occurrence, or failure to occur, at any time from the date hereof until the Effective Time, of any event or state of facts which occurrence or failure would, would be likely to or could:

a.)	cause any of the representations or warranties of such Party hereto contained herein to be untrue or inaccurate in any respect on the date hereof or on the Closing Date;

b.)	result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereto prior to the Effective Time; or

c.)	result in the failure to satisfy any of the conditions precedent in favor of the other Parties hereto contained in Sections 5.1 through 5.4 of this Agreement, as the case may be.

Subject as herein provided, a Party hereto may elect not to complete the transactions contemplated hereby pursuant to the conditions contained in Sections 5.1 through 5.4 of this Agreement or exercise any termination right arising therefrom; provided, however, that (i) promptly and in any event prior to the Effective Time, the Party intending to rely thereon has delivered a written notice to the other Parties hereto specifying in reasonable detail the  breaches of covenants or untruthfulness or inaccuracy of representations and warranties or other matters which the Party hereto delivering such notice is asserting as the basis for the exercise of the termination right, as the case may be, and (ii) if any such notice is delivered, and a Party hereto is proceeding diligently, at its own expense, to cure such matter, if such matter is susceptible to being cured, the Party hereto which has delivered such notice may not terminate this Arrangement Agreement until the expiration of a period of 15 days from date of delivery of such notice.

6.2.	Amendment

This Agreement may, at any time and from time to time before or after the holding of the Buyco Meeting and the Target Meeting be amended by mutual written agreement or all of the Parties without, subject to applicable Laws and the Final Order, further notice to or authorization on the part of their respective shareholders provided that no such amendment reduces or materially adversely affects the consideration to be received by any of the Buyco Shareholders or the Target Securityholders without the prior approval by the Buyco Shareholders and the Target Securityholders given in the same manner as required for the approval of the Buyco Arrangement Resolution or the Target Arrangement Resolution, as applicable, or as may be ordered by the Court.

6.3.	Mutual Understanding Regarding Amendments

The Parties hereto mutually agree that if a Party hereto proposes any other amendment or amendments to this Agreement or to the Plan of Arrangement, the Parties shall act reasonably in considering such amendment and if the other Parties and its shareholders, if applicable, are not prejudiced by reason of any such amendment they shall co-operate in a reasonable fashion with the Party hereto proposing the amendment so that such amendment can be effected subject to applicable Laws and the Final Order.

6.4.	Termination

This Arrangement Agreement may be terminated in accordance with Article 5, or by mutual agreement of the Parties at any time prior to the Closing Date, in each case without further action on the part of the Buyco Shareholders or the Target Securityholders. If, by the Termination Date, the Arrangement has not been effected, any Party may terminate the Arrangement Agreement by sending seven days’ advance written notice of termination to the other Parties. The right of any Party to terminate this Arrangement Agreement shall be extinguished upon the occurrence of the Closing Date.

6.5.	Time of the Essence

Time shall be of the essence of this Arrangement Agreement.

6.6.	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Arrangement Agreement by a Party to the other Party shall be in writing and may be given by delivering such notice by email transmission, fax transmission, courier service or by hand to the Party at the email address, fax number or street address (as the case may be), for delivery of notice set out on the first page of this Agreement or such other address or number as a Party may, from time to time, advise the other Party of by notice in writing made in accordance with this Section 6.6. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date it was delivered to the address provided herein (if such a day falls on a Business Day, and if not, then on the next succeeding Business Day) and if sent by email or fax transmission shall be deemed to have been given and received: (i) on the day of delivery provided it is received prior to 4:00 p.m. on a Business Day; or (ii) the next Business Day if received after 4:00 p.m. on a Business Day or on a non-Business Day.

6.7.	Public Announcements

The Parties hereto agree to coordinate the public disclosure made by them with respect to the Arrangement. The Parties hereto further agree that there shall be no public announcement or other disclosure with respect to the Arrangement or of the matters dealt with herein unless they have mutually agreed thereto or unless otherwise required by law or by regulatory rule or policy based on the advice of counsel. If any of the Parties hereto is required by law or regulatory rule or policy to make a further public announcement with respect to the Arrangement, such Party hereto shall provide as much notice to the other Parties hereto as is reasonably possible, including the proposed text of the announcement.

6.8.	Expenses

Each Party shall bear the costs of its own fees and expenses in connection with this Arrangement Agreement and the transactions contemplated hereby, including legal and accounting fees, printing costs, financial advisor fees and all disbursements by advisors. Pubco shall pay all of its transfer agent fees with respect to the distribution of the Issuer Distribution Shares to the Pubco Shareholders.

6.9.	Third Party Beneficiaries

The Parties intend that this Arrangement Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

6.10.	Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of any other Party, but without further consideration, do, or cause to be done, all such other acts and things and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to give effect to the Arrangement and fully perform and carry out the terms and intent hereof, including without limitation, the Plan of Arrangement.

6.11.	Governing Laws

This Arrangement Agreement shall be exclusively governed by and be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each Party hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province  of British Columbia in respect of all matters arising under or in relation to this Arrangement Agreement.

6.12.	Waiver or Release

Any waiver or release of any conditions of this Arrangement Agreement, to be effective, must be in writing executed by the Party for whom such condition is expressed by this Agreement to benefit.

6.13.	Enurement and Assignment

This Arrangement Agreement shall enure to the benefit of and be binding upon the Parties, their respective successors and permitted assigns, and may not be assigned by any Party without  the prior written consent of the other Party.

6.14.	Entire Agreement

This Arrangement Agreement, together with the agreements and other documents herein or therein referred to, constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties hereto with respect to the subject matter hereof.

6.15.	Severability

If any provision of this Arrangement Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Arrangement Agreement and such void or unenforceable provision shall be severed from this Arrangement Agreement.

[remainder of page intentionally blank]

6.16.	Counterparts

This Arrangement Agreement may be executed in counterparts delivered by electronic means, each of which shall be deemed conclusively to be an original and all of which together shall constitute one document.

IN WITNESS WHEREOF the Parties hereto have executed this Arrangement Agreement as of the date first written above.

VIRTUALARMOR, LLC

Per: “Todd Kannegieter”
Todd Kannegieter Authorized Signatory

VIRTUALARMOR INTERNATIONAL INC.

Per: “Todd Kannegieter”
Todd Kannegieter Authorized Signatory

BLUEPRINT CORPORATE SERVICES LTD.

Per: “Kyle Stevenson”
Kyle Stevenson Authorized Signatory
VIRTUALARMOR CAPITAL INC.

Per: “Sharmen Lee”
Sharmen Lee Authorized Signatory

“Kyle Stevenson”
KYLE STEVENSON

Schedule A

PLAN OF ARRANGEMENT

[inserted as following pages]

PLAN OF ARRANGEMENT
UNDER THE PROVISIONS OF DIVISION 5 OF PART 9
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1.
INTERPRETATION

1.1.	Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and phrases shall have the meanings hereinafter set out:

a)
“Arrangement” means the arrangement under the provisions of section 288 of the BCBCA on the terms and conditions set forth in the Plan of Arrangement, which shall include the exchange of each Buyco Common Share outstanding for one Issuer Common Share;

b)	“Arrangement Agreement” means this arrangement agreement, together with the schedules attached hereto, as may be amended, modified or supplemented from time to time in accordance herewith;

c)	“Balance” means the balance of the Purchase Price to be paid by Buyco to Pubco at Closing, being Eight Thousand Dollars ($8,000);

d)	“BCBCA” means the Business Corporations Act (British Columbia);

e)	“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Vancouver, British Columbia;

f)	“Buyco” means VirtualArmor Capital Inc. (formerly, 1015126 B.C. Ltd.), a private company incorporated under the BCBCA;

g)	“Buyco Arrangement Resolution” means the resolution of Buyco Shareholders in respect of the Arrangement;

h)	“Buyco Information Statement” means the management information statement summarizing the transactions under the Arrangement Agreement to be prepared and delivered to each of the Buyco Shareholders;

i)
“Buyco Meeting” means the special meeting of Buyco Shareholders that may be held to consider and, if deemed advisable, approve the Arrangement, to be held as soon as reasonably practicable on such date as may be deemed advisable by the board of directors of Buyco, and any adjournment(s) or postponement(s) thereof;

j)	“Buyco Shareholders” means the holders of Buyco Shares at such time;

k)	“Buyco Shares” means, at any time, the Common Shares in the authorized capital of Buyco as constituted at such time;

l)	“Closing” means closing of the Arrangement contemplated by the Arrangement Agreement and this Plan of Arrangement;

m)
“Closing Date” means the date on which the Arrangement becomes effective, which shall be a date within five Business Days of the date that all conditions precedent contained in Article 5 of the Arrangement Agreement have been fulfilled or waived or such other date as determined by Buyco on providing the other Parties with at least seven days’ advance notice;

n)	“Court” means the Supreme Court of British Columbia;

o)	“Deposit” means a deposit of Two Thousand Dollars ($2,000) against the Purchase Price payable from Buyco to Pubco upon execution of the Arrangement Agreement;

p)	“Effective Time” means 4:00 pm. (Vancouver time) on the Closing Date;

q)
“Final Order” means the order of the Court approving the Arrangement granted  pursuant to section 291 of the BCBCA, as such order may be amended at any time prior to the Closing Date or, if appealed, then unless such appeal is abandoned, withdrawn or denied, as affirmed;

r)	“Governmental Entity” means any:

i)
multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal (judicial, quasi-judicial, administrative or quasi-administrative), arbitral body, commission, board, bureau or agency, domestic or foreign;

ii)	any subdivision, agency, commission, board or authority of any of the foregoing; or

iii)	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority in respect of or for the account of any of the foregoing;

s)	“IFRS” means the International Financial Reporting Standards;

t)	“Issuer” means VirtualArmor International Inc., a company to be incorporated under the laws of the State of Colorado as a wholly-owned subsidiary of Pubco;

u)	“Issuer Distribution Shares” means 300,000 Issuer Shares;

v)	“Issuer Shareholders” means, at any time, the holders of Issuer Shares at such time;

w)	“Issuer Shares” means, at any time, the Common Shares in the authorized capital of Issuer as constituted at such time;

x)
“Laws” means all statutes, regulations, statutory rules, principles of law, orders, published policies and guidelines, and terms and conditions of any grant of approval, permission, authority or licence of any court, Governmental Entity, statutory body or self- regulatory authority, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

y)	“Listing Date” means the date on which the Issuer Shares are listed on a Canadian securities exchange;

z)
“Material Adverse Effect”, when used in connection with Pubco, Issuer, Buyco, or Target means any matter or action that has an effect that is, or would reasonably be expected to be, material and adverse to the business, properties, assets, operations, condition (financial or otherwise) or prospects of such Party;

aa) “Party” and “Parties” means a signatory or multiple signatories to the Arrangement Agreement, respectively;

bb) “Person” includes an individual, partnership, association, body corporate,  trustee,  executor, administrator, legal representative, government, regulatory authority or other entity;

cc) “Plan of Arrangement” means this plan of arrangement annexed as Schedule A to the Arrangement Agreement, as may be amended, varied, modified or supplemented from time to time in accordance with the Arrangement Agreement, the Plan of Arrangement,  or by order of the Court;

dd) “Pubco” means Blueprint  Corporate  Services  Ltd.,  incorporated  under  the  BCBCA, which is or will be prior to Closing a reporting issuer in British Columbia and Alberta;

ee) “Pubco Controlling Shareholder” means Kyle Stevenson, who is  the  majority  shareholder of Pubco;

ff)  “Pubco Exchange Shares” means 1,000 Pubco Shares;

gg) “Pubco Shareholders” means, at any time, the holders of Pubco Shares at such time; hh) “Pubco Shares” means, at any time, the Common Shares in the authorized capital of Pubco as constituted at such time;

ii) “Purchase Price” means the aggregate purchase price to be paid by Buyco to Pubco as consideration for the acquisition of Issuer of Ten Thousand Dollars ($10,000), comprised of the Deposit to be paid on execution of the Arrangement Agreement and the Balance  to be paid at Closing;

jj) “Purchase Shares” means the 10,000 shares in Issuer that were issued to Pubco immediately after incorporation of Issuer;

kk)   “Record Date” means the date which shall be set by Pubco, at or prior to the Closing   date, which shall be the date that establishes the Pubco Shareholders who will be entitled to receive the Issuer Distribution Shares pursuant to this Plan of Arrangement;

ll) “Registrar” means the Registrar of Companies for the Province of British Columbia duly appointed under the BCBCA;

mm) “Section 3(a)(10) Exemption” has the meaning set out in Section 2.3  of  the  Arrangement Agreement;

nn)   “Securities Authorities” means the British Columbia Securities Commission and the   other securities regulatory authorities in the provinces and territories of Canada and the Securities and Exchange Commission of the United States of America, collectively;

oo)   “SEDAR” means the System for Electronic Disclosure and Analysis and Retrieval;

pp)    “Target” means VirtualArmor, LLC, a limited liability company organized under the laws  of the State of Colorado;

qq)    “Target Arrangement Resolution” means the resolution of the Target Securityholders   in respect of the Arrangement;

rr)     “Target Information Statement” means the management information statement summarizing the transactions under the Arrangement Agreement to be prepared and delivered to each of the Target Securityholders;

ss)    “Target Managers” means, at any time, the managers of Target appointed or elected   under the Target Operating Agreement;

tt)     “Target Meeting” means a meeting of Target  Securityholders  that  may  be  held  to consider and, if deemed advisable, approve the Arrangement, to be held as soon as reasonably practicable on such date as may be deemed advisable by the Target Managers, and any adjournment(s) or postponement(s) thereof;

uu)   “Target Members” means, at any time, the holders of Target Units at such time;

vv)  “Target Operating Agreement” means  the  Amended  and  Restated  Operating Agreement of Target entered into as of July 15, 2005;

ww) “Target Securities” means, collectively, the Target Units and the Target Warrants;

xx)  “Target Securityholders” means, collectively, the Target Members and the Target Warrantholders;

yy)  “Target Units” means the issued and outstanding units in Target; zz) “Target Warrantholders” means the holders of Target Warrants;

aaa) “Target Warrants” means all outstanding warrants to purchase Target Units issued by Target as of the Closing Date;

bbb)   “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts,   levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including, without limitation, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, Canada and Quebec Pension Plan premiums, employer health  taxes, excise, severance, social security, workers' compensation, employment insurance or  compensation  taxes  or  premium,  stamp  taxes,  occupation  taxes,  premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest, fines and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing or that may become payable in respect thereof; and liability for any of the foregoing as a transferee or successor, guarantor or surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether written  or oral);

ccc) “Termination Date” means July 31, 2015 or such later date as may be agreed upon in writing by the Parties. After such date, either Party may terminate this Arrangement Agreement by giving notice of such intention to the other Party in accordance with Section 6.6 of the Arrangement Agreement;

ddd) “Transfer Agent” means the registrar and transfer agent for the Issuer Shares; and eee) “USA” means the United States of America.

In addition, words and phrases used herein and defined in the BCBCA shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2.	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers  to the specific section of or exhibit to this Plan of Arrangement.

1.3.	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter, and the word person and all words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture, or government (including any Governmental Entity, political subdivision or instrumentality thereof) and  any other entity of any kind or nature whatsoever.

1.4.	Date for any Action

If any date on which any action is required to be taken under this Plan of Arrangement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.5.	Currency

All references to money in this Plan of Arrangement are expressed in the lawful currency of Canada.

ARTICLE 2. THE ARRANGEMENT

2.1.	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of and forms a part of the Arrangement Agreement, as amended in accordance with its terms or by order of the Court.

2.2.	Closing Date

The Plan of Arrangement shall become effective at, and be binding on the Parties, the Buyco Shareholders, and the Target Securityholders at and after the Effective Time.

2.3.	Arrangement Procedure

Commencing at the Effective Time, the following shall occur and be deemed to occur in the following chronological order without any further act or formality:

a)
Pubco to Buyco Share Transfer – Buyco Becomes Parent of Issuer: Buyco shall acquire from Pubco the Purchase Shares, being all issued and outstanding Issuer Shares, for consideration of the payment by Buyco to Pubco of the Purchase Price, comprised of the Deposit payable on execution of the Arrangement Agreement and the Balance payable on Closing;

b)	Buyco-Issuer Share Exchange (Reverse Merger) – Issuer Becomes Parent of Buyco: Buyco and Issuer shall exchange securities on a 1:1 basis, as follows:

i)
each Buyco Share will be exchanged by the holder thereof without any further act or formality and free and clear of all liens, claims and encumbrances, for one (1) fully paid and non-assessable Issuer Share, and the name of each holder will be removed from the central securities register of Buyco and added to the central securities register of Issuer;

ii)
each Buyco Shareholder shall be deemed, without any further action on his or  her part, to have executed and delivered any necessary transfer form, power of attorney or assignment required to transfer his or her Buyco Shares to Issuer;  and

iii)
the certificates representing the Buyco Shares held by the former Buyco Shareholders will be deemed to have been cancelled subsequent to their transfer to Issuer and will be replaced by a single share certificate registered in the name of Issuer and Issuer will be and will be deemed to be the lawful owner and transferee of all such Buyco Shares; thereafter, any director of Issuer will be authorized to execute any such further documents and assurances as may be required by any transfer agent or depositary to fully give effect to the transfer, share exchange and cancellations contemplated hereby;

c)	Issuer Share/Target Unit Exchange – Issuer Acquires Target: 40,000,000 Issuer Shares will be issued to the Target Members in exchange for all of the issued and outstanding Target Units, as follows:

i)
40,000,000 Issuer Shares will be exchanged by the holder thereof free and clear of all liens, claims and encumbrances for all of the issued and outstanding fully paid and non-assessable Target Units and the name of each holder will be removed from the central securities register of Issuer and set out together with his/her/its sharing ratio in an amendment to the Target Operating Agreement;

ii)
each Issuer Shareholder shall, without any further action on his or her part, be deemed to have executed and delivered any necessary transfer form, power of attorney or assignment required to transfer such holder’s Issuer Shares to  Target; and

iii)
the certificates representing the Issuer Shares held by the former Issuer Shareholders will be deemed to have been cancelled subsequent to their transfer to Target and will be replaced by a single share certificate registered in the name of Target and Target will be (and will be deemed to be) the lawful owner and transferee of all such Issuer Shares; thereafter, any Target Manager will be authorized to execute all such further documents and assurances as may be required by any transfer agent or depositary to give full effect to the transfer, share exchange and cancellations contemplated hereby;

d)
Pubco/Issuer Share Exchange – Issuer Becomes a Reporting Issuer: Pubco and Issuer shall exchange securities as follows: Pubco shall issue the Pubco Exchange Shares to Issuer and the Issuer Distribution Shares shall then be distributed to the Pubco Shareholders holding Pubco Shares as of the Record Date on a pro rata basis as a  stock dividend, except that: (i) the parties acknowledge that more than 300,000 shares may be required to be exchanged in order to meet the requirements of a Canadian securities exchange; and (ii) if more than 300,000 shares are required to be dividended, the number of shares equal to the difference between 300,000 and that required additional number of shares will be cancelled by the Pubco Controlling Shareholder concurrently with the issuance of the dividend;

e)	the Purchase Shares shall be cancelled;

f)	the central securities register and warrant register, if applicable, of each of Pubco, Buyco and Issuer and the Target Operating Agreement shall be updated or amended, as appropriate, accordingly; and

g)	the Target Operating Agreement shall be updated or amended, as appropriate, accordingly.

2.4.	Certificates of Issuer Securities

Issuer shall, as soon as practicable following the Effective Time, arrange for the delivery to each Buyco Shareholder and Target Securityholder of one or more certificates representing that number of Issuer Securities to which such Buyco Shareholder and Target Securityholder, as applicable, is entitled as determined in accordance with Section 2.3 of this Plan of Arrangement. Each of Buyco and Target shall arrange for the cancellation on its respective books and records of all previously issued certificates for Buyco Shares and Target Securities, respectively. In the event of a transfer of ownership of Buyco Shares or Target Securities that is not registered in  the transfer records of Buyco or Target, respectively, one or more certificates representing the proper number of Issuer Shares may be issued to the transferee if the certificates representing such Buyco Shares or Target Securities, as applicable, are presented to the Transfer Agent accompanied by all documents required to evidence and effect such transfer to the transferee. Until surrendered as contemplated by this Section 2.4, each certificate which immediately prior to the Effective Time represented one or more outstanding Buyco Shares or Target Securities, as applicable, shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificates representing Target Securities, as contemplated by this Section 2.4.

2.5.	Fractional Shares

No fractional shares shall be issued to the Buyco Shareholders nor the Target Members in connection with the foregoing procedure (after aggregating all fractional entitlements for a particular Buyco Shareholder or Target Member, as applicable) and fractions shall be rounded down to the next nearest whole share.

2.6.	Target Operating Agreement

Target shall, as soon as practicable following the Effective Time, cause the Operating Agreement to be updated to reflect the transfer of the Target Securities to Issuer.

2.7.	Issuer Shareholder Stock Restrictions

All shareholders to whom Issuer Distribution Shares are issued on Closing of the Arrangement, other than the Pubco Controlling Shareholder who will be subject to the stock restrictions set out in Section 2.8 below, will enter into a stock restriction agreement with Issuer pursuant to which all of the Issuer Shares held by each such shareholder will be restricted from trading, and which will include the following automatic timed releases for the shares held:

Date of Automatic Timed Release	Amount of Securities Released
On the Listing Date	1/10 of the shares held
6 months after the Listing Date	1/6 of the remainder of the shares held
12 months after the Listing Date	1/5 of the remainder of the shares held
18 months after the Listing Date	1/4 of the remainder of the shares held
24 months after the Listing Date	1/3 of the remainder of the shares held
30 months after the Listing Date	1/2 of the remainder of the shares held
36 months after the Listing Date	The remainder of the shares held

and such shares shall bear any applicable restrictive legend, provided that all or any portion of such stock restrictions shall terminate at any time at the discretion of the Issuer by publicly announcing its intention to remove such stock restrictions, provided that the removal of such stock restrictions is completed pro rata among the shares subject to such stock restrictions.

2.8.	Pubco Controlling Shareholder Stock Restrictions

The Pubco Controlling Shareholder will enter into a stock restriction agreement with Issuer pursuant to which all of the Issuer Shares held by the Pubco Controlling Shareholder will be restricted from trading and which will include the following automatic timed releases for the shares held:

Date of Automatic Timed Release	Amount of Securities Released
3 months after Listing Date	10% of the shares held
6 months after Listing Date	20% of the remainder of the shares held
12 months after Listing Date	20% of the remainder of the shares held
18 months after Listing Date	The remainder of the shares held

and such shares shall bear any applicable restrictive legend, provided that all or any portion of such stock restrictions shall terminate at any time at the discretion of the Issuer by publicly announcing its intention to remove such stock restrictions, provided that the removal of such stock restrictions is completed pro rata among the shares subject to such stock restrictions.

2.9.	Further Acts

Notwithstanding that the transactions or events set out in this Article 2 occur and shall be deemed to occur in the order herein set out without any further act or formality, each of the Parties agrees to make, do and execute or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required by it in order to further document or evidence any of the transactions or events set out in this Article 2 including, without limitation, any resolutions of directors and Managers authorizing the issuance, transfer or cancellation of shares and units, any powers of attorney evidencing the transfer of securities and any receipt therefor and any necessary additions to or deletions from central securities registers and the Target Operating Agreement.

ARTICLE 3.  AMENDMENT

3.1.	Documentation

Each of the Parties reserves the right to collectively amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any such amendment, modification or supplement must be contained in a written document which is filed with the  Court and, if made following the dates on which the Arrangement is approved by the Buyco Shareholders:

a)	is approved by the Court; and

b)	if the Court so directs, is approved by the Buyco Shareholders and Target Securityholders,

and, in any event, is communicated to the Buyco Shareholders and Target Securityholders in the manner required by the Court, if so directed.

3.2.	Timing

Any amendment, modification or supplement to this Plan of Arrangement, if agreed to by the Parties, may be made at any time and, and shall become part of this Plan of Arrangement for all purposes, unless it materially affects the rights or entitlements of the Buyco Shareholders, in which case it must also be accepted by the Buyco Shareholders.

3.3.	Consent

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court shall be effective only if consented to by each of the Parties if the Court so directs.

ARTICLE 4.  TERMINATION

4.1.     Termination

The Arrangement Agreement may be terminated in accordance with Article 5 of the Arrangement Agreement or by mutual agreement of the Parties at any time prior to the Closing Date, in each case without further action on the part of the Buyco Shareholders or the Target Securityholders. If, by the Termination Date, the Arrangement has not been effected, any Party may terminate the Arrangement Agreement by sending seven days’ advance notice of termination to the other Parties. The right of any Party to terminate the Arrangement Agreement shall be extinguished upon the occurrence of the Closing Date.